Exhibit (a)(21)

5390 Triangle Parkway Suite 300
Norcross, GA 30092

Comverge, Inc. Announces End of “Go-Shop” Period

Norcross, GA, April 26, 2012 - Comverge, Inc. (Nasdaq: COMV) (“Comverge”) today announced that it did not exercise its option to extend the “go-shop” period during which Comverge had been permitted to solicit alternative acquisition proposals from third parties (the “Go-Shop Period”). The Go-Shop Period accordingly expired on April 25, 2012 at 11:59 p.m., New York City time.

On April 11, 2012, Peak Holding Corp. (“Parent”), through its wholly-owned subsidiary, Peak Merger Corp. (“Purchaser”), initiated a cash tender offer to purchase all outstanding shares of common stock of Comverge for $1.75 per share without interest and less any applicable withholding and transfer taxes. The tender offer is being made pursuant to an offer to purchase and related letter of transmittal, each dated April 11, 2012, and a merger agreement dated March 26, 2012 among Comverge, Parent and Purchaser (the “Merger Agreement”). Pursuant to the Merger Agreement, after completion of the tender offer and the satisfaction and waiver of all conditions, Purchaser will merge with and into Comverge, with Comverge continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

As previously disclosed in Comverge’s solicitation/recommendation statement on Schedule 14D-9, Comverge has discussed the possibility of selling all or a part of itself with potential parties on multiple occasions since the fall of 2010. Under the terms of the Merger Agreement, Comverge was permitted to continue to engage in solicitation activities for up to 30 calendar days after March 26, 2012. During the Go-Shop Period, Comverge, through its financial advisor J.P Morgan Securities LLC (“J.P. Morgan”), contacted separate and multiple strategic and financial entities that were identified as potentially interested parties, entered into confidentiality agreements with certain parties, and engaged in discussion with the parties that executed confidentiality agreements regarding the Company and its business in order to solicit from those parties proposals to acquire Comverge. Comverge provided the parties that entered into confidentiality agreements with access to non-public financial and other information regarding Comverge, including access to an on-line data room. Comverge’s management and legal advisors also conducted multiple presentations on its business and prospects, during which times they responded to questions of participants. Two interested parties conducted substantial due diligence.

Despite the broad solicitation and access to and interactions with Comverge’s management and its legal and financial advisors, all of the parties with whom Comverge conducted discussions have indicated that they will not make an acquisition proposal that would potentially lead to a Superior Proposal (as defined in the Merger Agreement) Accordingly, Comverge chose not to extend the Go-Shop Period, which ended at 11:59 p.m., New York City time, on April 25, 2012. Comverge has no further opportunity to extend the Go-Shop Period.

Currently, the tender offer will expire at 12:00 midnight, New York City time, on the end of May 8, 2012, unless extended in accordance with the Merger Agreement. The closing of the tender offer remains subject to certain conditions described in the tender offer statement on Schedule TO filed with the Securities and Exchange Commission on April 11, 2012 and as subsequently amended. The Comverge Board of Directors strongly recommends that the holders of shares of Comverge’s common stock tender their shares in the offer, as it believes the transaction with Parent and Purchaser continues to be in the best interest of Comverge stockholders.

5390 Triangle Parkway Suite 300
Norcross, GA 30092

About Comverge

With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry’s only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. INVESTORS AND STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO, as amended, has been filed by Peak Merger Corp. and Peak Holding Corp. with the SEC, and the solicitation/recommendation statement on Schedule 14D-9, as amended, has been filed by Comverge with the SEC. The tender offer statement (including an offer to purchase, forms of letter of transmittal and other offer documents) and the solicitation/recommendation statement were mailed to the Company stockholders. Investors and stockholders may also obtain a free copy of these statements and other documents filed by Peak Merger Corp. and Peak Holding Corp. or by Comverge with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained free of charge by directing such requests to D. F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (800) 967-7921 for stockholders and all others, or to Comverge at Comverge, Inc. Attention: Matthew H. Smith, Senior Vice President and General Counsel, 5390 Triangle Parkway, Suite 300, Norcross, Georgia 30092; or by calling Matthew H. Smith, Senior Vice President and General Counsel, at (678) 392-4954.

Forward Looking Statements

This communication contains forward-looking statements. The forward-looking statements in this communication are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. Those statements include statements regarding the intent, belief or current expectations of Comverge and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the ability of Comverge to control or predict. Such factors include, but are not limited to, uncertainties as to how many of Comverge’s stockholders will tender their stock in the tender offer, the possibility that competing offers will be made, unexpected costs or liabilities, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that Comverge files from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2011 and quarterly and current reports on Form 10-Q and Form 8-K, as well as the tender offer documents being filed by Peak Merger Corp. and Peak Holding Corp. and the solicitation/recommendation statement being filed by Comverge.

5390 Triangle Parkway Suite 300
Norcross, GA 30092

These forward-looking statements reflect the expectations of Comverge as of the date hereof. Comverge does not undertake any obligation to update the information provided herein.

For Additional Information

Jason Cigarran

Vice President, Marketing and Investor Relations

Comverge, Inc.

678-823-6784

jcigarran@comverge.com